As filed with the Securities and Exchange Commission January 19, 2011
Registration No. 333-171464

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

AMENDMENT No. 1 TO THE
REGISTRATION STATEMENT
ON FORM S-1
UNDER THE SECURITIES ACT OF 1933

SOLAR PARK INITIATIVES, INC.
(Exact name or Registrant as specified in its charter)

Nevada	333-156057	80-0189455
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

818 A1A North, Suite 202, Ponte Vedra Beach, FL 32082
(904) 644-6090
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices.)

David Surette, CEO and CFO
818 A1A North, Suite 202
 Ponte Vedra Beach, FL 32082
(904) 644-6090
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy To:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: 516-833-5034
Fax: 516-977-1209

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	21,326,911 Shares (1)	$0.18	(2)	$3,838,843.98	$445.68

(1) The shares included herein are being distributed to the stockholders of Solar Energy Initiatives, Inc. who are not required to pay any consideration as a result of such distribution.
(2) Estimated solely for calculating the registration fee pursuant to Rule 457(c) using the average of the high and low price as reported on the Over the Counter Bulletin Board on December 28, 2010, which was $0.18 per share.

NO SHARES OF REGISTRANT’S COMMON STOCK WILL BE ISSUED TO ANY HOLDER OF SHARES OF PRINCIPAL SHAREHOLDER IN ANY JURISDICTION IN WHICH SUCH ISSUANCE WOULD NOT COMPLY WITH THE LAWS OF THAT JURISDICTION.

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicated by check mark whether the Registrant is large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company as defined in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one unless a smaller reporting company.)

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated *, 2011

21,326,911 SHARES OF COMMON STOCK, PAR VALUE $0.001,
OF SOLAR PARK INITIATIVES, INC. BEING SPUN-OFF
BY ITS PRINCIPAL SHAREHOLDER,
SOLAR ENERGY INITIATIVES, INC.

21,326,911 shares of common stock, par value $0.001 (the “Shares”) of Solar Park Initiatives, Inc. (“SPI” or “Registrant”) are being spun-off hereby by Solar Energy Initiatives, Inc., a Delaware corporation (“Solar”).  SPI is currently a majority owned subsidiary of Solar owning approximately 56% of SPI.  Post spin off, Solar will still own approximately 22% of SPI.

This Prospectus is being furnished in connection with the planned spin-off of SPI from Solar and the issuance of SPI common stock in the spin-off, which will occur concurrent with the date of this Prospectus. SPI is currently a company reporting to the SEC under the Securities Exchange Act of 1934, as amended, and is current in all its filings. In addition, Solar is also currently a company reporting to the SEC under the Securities and Exchange Act of 1934, as amended.

Solar currently owns approximately 56% of SPI’s common shares issued and outstanding. Solar currently holds 34,996,768 common shares of SPI and no shares of preferred stock.  SPI Shares are being issued on a two for one basis whereby the shareholders of Solar will receive one share of common stock of SPI for every two common shares of Solar that they held. Solar will retain 13,669,857 shares of common stock of SPI.

The shareholders of Solar may be required to pay income tax on all or a portion of the value of the shares of SPI.

See section titled "Risk Factors" on page 9.

The U.S. Securities and Exchange Commission and State Securities Regulations have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No underwriter or person has been engaged to facilitate this distribution. The date of the prospectus is _________, 2011.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of Solar who will be issued SPI shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of SPI’s securities or those of Solar. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither SPI nor Solar are required to update the information except in the normal course of our public disclosure obligations and practices.

No stockholder approval of the spin-off is required, and none is being sought.  Neither Solar nor SPI are asking you for a proxy.

Following the spin-off, Solar expects that its common stock will continue to be listed on the Over-the-Counter Bulletin Board (the “OTCBB”) and Pink Sheets under the symbol SNRY.  SPI’s common stock will continue to be traded on the OTCBB under the symbol SOPV.

IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THE PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.  All references in this Prospectus to Shares are as of September 30, 2010, unless otherwise specified.  Prospective investors should carefully consider the information set forth under the heading “Risk Factors.”

The Offering

The following is a summary of some of the information contained in this Prospectus. In addition to this Summary, Solar Park Initiatives, Inc. (“SPI”, “Company”, “Registrant”,  “us”, “our” or “we”) urges you to read the entire prospectus carefully, including the risks of investing in its common stock discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SPI’s and Solar Energy Initiatives, Inc. (“Solar”)  financial statements and the notes thereto included in this Prospectus. As used in this Prospectus, references to “Solar” refer to Solar Energy Initiatives, Inc. and references to “SPI” refer to Solar Park Initiatives, Inc.

SOLAR ENERGY INITIATIVES, INC. AND SOLAR PARK INITIATIVES, INC.

Solar Energy Initiatives, Inc. (“Solar”) (OTCBB:SNRY) is a Delaware corporation located at 818 A1A North Suite 201 Ponte Vedra Beach, Florida 32082 (Telephone: 904 644-6090).  Solar is a diversified provider of solar solutions with three principal operating groups focused on the development of Solar Parks ranging in size up to four megawatts (mw), solar education and distribution of solar products. The SNRY-Power business unit is a developer and manager of municipal and commercial scale solar projects. With over 3MW’s of capacity installed and continued current projects being installed by the Solar SNRY-Power believes it has been able to consistently grow the business.  The Solar-EOS business unit is dedicated to the education and continuous improvement of solar energy trade professionals. Solar-EOS has expanded its operations and training facilities to include internet training and webinars, along with expanded training facilities in South Carolina.  Working with the County of Williamsburg and the State of South Carolina, Solar-EOS has been able to significantly increase its training and education abilities.  There has been added significant training facilitators and management to improve the professional tradesmen. The SNRY-Solar business unit is a wholesale distributor of branded photovoltaic and thermal (water heating) systems selling via a network of dealers throughout the United States and the Caribbean.

SPI, f/k/a Critical Digital Data, Inc. was incorporated in the State of Nevada as Critical Digital Data, Inc. as a for-profit company on May 2, 2008.  SPI is a professional services and project developing firm attempting to develop land in the United States and foreign markets for large utility scale solar photovoltaic (“PV”) projects greater than four MW in size but generally within ten to 20 MWs in size.  The Company will provide engineering, procurement of products and construction (“EPC”) via third party vendors including Solar.  We anticipate these projects will be funded through both third-party and government incentives, which we hope to then sell the resultant electrical production to various utilities through a Power Purchase Agreement (“PPA”).  We expect to provide energy savings to commercial and municipality users without any out of pocket engineering, procurement or construction (“EPC”) costs to those users of energy.  In addition to being the Solar Project Developer (“SPD”) into the projects, we may recognize  operating and maintenance service sales over a 20-year period or longer. We intend to market our services in states where insolation (sunshine) is high, land is relatively inexpensive, and utility rates are high to compete with local utility rates.  We are currently focused on locating properties suitable for development and/or current projects available needing completion.  We believe that our main line of renewable energy generation will come from large scale solar arrays.  Other renewable energy generation whether wind, bio-mass or geo-thermal may be part of our company’s portfolio although these other areas are not expected to be our main component.

Currently, SPI is a majority owned subsidiary of Solar.   After the spin-off, SPI will continue to be an independent public company. Solar will maintain a continuing economic interest in SPI through its approximate 22% post-spin-off share ownership.

Reasons for the Spin-Off
The Board of Directors of each of the companies voted to implement the spin off as the complete separation of the two businesses will help highlight the unique qualities of the two businesses for investors, better position each company to access the capital markets and allow each company to separately pursue distinct business strategies.

Shares Issued
SPI will issue to all Solar shareholders on the effective date of the spin-off a pro rata distribution of 21,326,911 shares of SPI common stock based on 42,653,822 outstanding common shares of Solar as of December 1, 2010.

Spin-Off Date	The spin-off date is the date of this Prospectus. Holders of record of Solar at the close of business on December 1, 2010 will become entitled to receive the SPI common shares as outlined above.

Date of Record	The date of record is December 1, 2010. Holders of record of Solar at the close of business on December 1, 2010 will become entitled to receive the SPI common shares as outlined above.

Spin-Off Ratio
Pursuant to the SPI common stock spin-off and associated distributions outlined above, there will be a dividend to Solar shareholders of SPI capital stock based on one share of common stock of SPI for two shares in Solar. In the case of anyone entitled to receive a fractional share, the number of SPI shares to be issued shall be rounded up the nearest higher whole number of shares.

Securities to be Distributed
Based on the information available to us as of December 1, 2010, SPI estimates that approximately 21,326,911 shares of SPI common stock will be issued based on approximately 42,653,822 Solar common shares outstanding.  The exact number of shares of SPI common stock to be distributed in connection with this spin-off will be determined based on the number of shares of Solar outstanding as of December 1, 2010.

Certain U.S. Federal Income Tax Consequences of the Spin-Off	The spin-off is taxable to the recipient, as with any dividend.

Market
Shares of Solar are currently trading on the OTC Pink Sheets and OTCBB under the symbol SNRY.  Shares of SPI are currently traded on the OTC Pink Sheets and the OTCBB under the symbol SOPV.  Post spin-off, both Solar and SPI will continue trading under these symbols.

Relationship Between SPI and Solar Following the Spin-Off	For a more detailed description of these agreements, see the section entitled “Relationship Between SPI and Solar Following the Spin-Off.”

Dividend Policy	Following this share distribution, neither Solar nor SPI anticipate paying any dividends on their respective common stock in the foreseeable future.

Appraisal Rights	Holders of Solar common shares have no dissenters’ rights of appraisal in connection with this spin-off of SPI common shares.

Transfer Agent and Registrar	OTR, INC. 1001 SW Fifth Avenue Suite 1550 Portland, Oregon 97204

Risk Factors
See the section entitled “Risk Factors” beginning on page 9 for a discussion of some of the factors you should carefully consider in connection with this spin-off, including detailed risks related respectively to the spin-off  proper, SPI’s common stock and its business.

SUMMARY FINANCIAL DATA

The Summary Financial Information, all of which  has been derived from audited financial statements included elsewhere in this Prospectus,  reflects the operations of SPI for the fiscal year ended since inception to September 30, 2010.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the Company’s Form 10K.

September 30, 2010
Current Assets	$158
Non-current Assets	$49,509
Current liabilities	$120,723
Long Term Liabilities	$0

Inception Through September 30, 2010
Revenues	$0
Gross Profit	$0
Operating loss	$(1,150,881)
Interest expense	$0
Impairment loss on investment	$0
Interest income	$0
Net loss since inception	$(1,150,881)
Net loss attributable to SPI	$(1,150,881)
Other comprehensive income- unrealized holding gain on investment	$0

RISK FACTORS

You should carefully consider each of the following risks and uncertainties associated with the spin-off, ownership of SPI common stock and its business generally, as well as all of the other information set forth in this Prospectus.

Generally

The occurrence of any of the risks or uncertainties described below could significantly and adversely affect our business, prospects, financial condition and operating results.  In any event, the trading price of SPI’s common stock could decline, and the investor could lose part or all of his investment.  Such summary is not intended to  be exhaustive of risks that are or may become relevant.

Investors should carefully consider the information presented below, including risks relating to SPI’s operations, uncertain market acceptance, competition, regulation, future capital needs and dependence on key personnel.

THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.   RECIPIENTS OF SPI SHARES RECEIVED IN THIS SPIN-OFF SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS.  EACH OF THESE RISK FACTORS COULD ADVERSELY AFFECT THE VALUE OF AN INVESTMENT IN SPI COMMON STOCK. THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.

Risk Factors Relating to the Spin-Off

SPI may be unable to make the changes necessary to operate as an independent entity without the support of a majority stockholder or may incur greater costs, which could prevent it from operating profitably.

We have yet to commence revenue generating operations and have never generated revenues since inception we have incurred significant losses from development and operations. As shown in our financial statements, as of the periods ended September 30, 2010 and January 31, 2010 we have incurred a cumulative net loss of $1,150,881 and $246,465, respectively, from operations.  We will continue to incur operating losses in the future, primarily due to the initiation and expansion of our operations. Negative cash flow from operations may also continue into the future. Our ability to achieve profitability depends upon our ability to: market and sell our products and services and to sell large municipal and commercial projects, and successfully begin development of one or more solar park(s).

SPI will Need to Make Substantive Changes To Operate As An Entity Independent of Solar.

Following the spin-off, Solar will have no obligation to provide financial, operational or organizational assistance to SPI.  As a consequence, SPI may not be able to successfully implement the changes necessary to operate independently.  SPI may also incur additional costs relating to operating independently that would cause its available funds to decline materially. SPI cannot assure you that once it becomes a stand-alone company, it will be profitable.

The Spin-off may be Taxable and could result in losses for any shareholder of Solar that receives shares of SPI.

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

●	Non-U.S. persons;
●	Insurance companies;
●	Dealers or brokers in securities or currencies;
●	Tax-exempt organizations;
●	Financial institutions;
●	Mutual funds
●	Pass-through entities and investors in such entities.
●	Holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;
●	Holders who are subject to the alternative minimum tax; or
●	Holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those Solar holders who do not hold their Solar shares as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. Investors are urged to consult their own tax advisor concerning the U.S. federal, state and local and any non-U.S. tax consequences of the spin-off.

The U.S. federal income tax consequences of the spin-off result in gain or loss being recognized by (and may be included in the income of) Solar holders upon their receipt of shares of SPI common stock in the spin-off.  Notwithstanding the foregoing discussion, the IRS could assert that the spin-off is taxable without reduction for any cost basis and could further determine that the value is greater than anticipated for U.S. federal income tax purposes. If the IRS were successful in taking this position, the Solar shareholders who were issued SPI stock in the spin-off – and SPI could be subject to significant U.S. federal income tax liabilities. In general, SPI will not be subject to tax. Solar will not be subject to tax, given the lack of current earnings and profits or accumulated earning and profits, and Solr’s shareholders would recognize gain or loss equal to the difference between the fair market value of the shares of SPI common stock received and 33% of the holder’s tax basis in the Solar shares held prior to the spin-off.

Current Treasury regulations require that if you are a holder of Solar who receives SPI stock in the spin-off and, immediately prior to the spin-off, own:

●	At least five percent of the total outstanding stock of SPI, or
●
Securities of SPI with an aggregate tax basis of $1,000,000 or more, then you must attach a statement relating to the spin-off to your federal income tax return for the year in which the spin-off occurs.

The foregoing is a summary of certain U.S. federal income tax consequences of the spin-off under current law and is for general information only.  The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders.  You should consult your tax advisor as to the particular tax consequences of the spin-off, including the application of U.S. federal state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

SPI’s Accounting and Management Systems and Resources May Be Inadequate.

SPI’s accounting and other management systems and resources may not be adequate to meet the financial reporting and other requirements to which SPI has been subject to since its reverse merger in July 2010. Furher, following the spin-off, Solar may no longer provided the needed capital or professional support that SPI may request.   If SPI is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

SPI will  continue to be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Sarbanes-Oxley requires annual management assessments of the effectiveness of SPI’s internal controls over financial reporting. SPI’s reporting and other obligations will continue to place significant demands on its management and administrative and operational resources, including accounting resources.

To comply with these requirements, SPI will need to maintain internal controls over financial reporting.  If SPI is unable to conclude that its internal controls over financial reporting are effective, SPI could lose investor confidence in the accuracy and completeness of its financial reports. Any failure to achieve and maintain effective internal controls could harm SPI ’s operating results and financial condition.

While Separate Companies Post-Spin-Off, Initially There Will Be Overlapping Directors.

Post spin-off, SPI will be managed by its three (3) current directors, which compromise the Board of Directors of SPI.  Of these three directors two (2), Messrs Beuchet and Airington, also serve of the Board of Directors of Solar.  Although the overlapping directors are independent, as we expect to enter certain business arrangements with Solar, any such transaction must be approved by the independent boards of each company.

Risk Factors Relating to SPI’s Common Stock

The Market Price and Trading Volume of SPI Common Stock May Be Volatile and May Face Negative Pressure.

Our Common Stock is considered a “penny stock”.  The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  Initially, the market price of the Common Stock is likely to be less than $5.00 per share and therefore may be designated as a “penny stock” according to Commission rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.  In addition, since the Common Stock is currently traded on the Over-the-Counter Bulletin Board, investors may find it difficult to obtain accurate quotations of the Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Future Sales of SPI Stock Could Adversely Affect Its Stock Price and Its Ability To Raise Capital in the Future.

Sales of substantial amounts of SPI common stock could harm the market price of its stock. This also could harm SPI’s ability to raise capital in the future. The shares issued in the spin-off are freely tradable without restriction under the Securities Act of 1933 (the “Securities Act”) by persons other than “affiliates,” as defined under the Securities Act. Any sales of substantial amounts of SPI common stock in the public market, or the perception that those sales might occur, could harm the market price of SPI common stock.

Neither SPI nor Solar will solicit the approval of its stockholders for the issuance of authorized but unissued shares of SPI common stock unless this approval is deemed advisable by our board of directors or is required by applicable law, regulation or any applicable stock exchange listing requirements. The issuance of those shares could dilute the value of SPI outstanding shares of common stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.  We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.  Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends.  Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant.  Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

The Registrant’s Articles of Incorporation authorize the issuance of up to 100,000,000 total shares of Common Stock and 20,000,000 of Preferred Stock without additional approval by shareholders.

Risks Related to the Operations of Solar Park

We have a limited operating history, there is no certainty that we will ever generate revenue and achieve profitability.

We have yet to commence revenue generating operations and have never generated revenues since inception we have incurred significant losses from development and operations. As shown in our financial statements from inception through September 30, 2010 we have incurred a cumulative net loss of $1,150,881 from operations.  We will continue to incur operating losses in the future, primarily due to the initiation and expansion of our operations. Negative cash flow from operations may also continue into future. Our ability to achieve profitability depends upon our ability to: market and sale our products and services and to sell large municipal and commercial projects, and successfully begin development of one or more solar park(s).

Additional financing will be necessary for the implementation of our growth strategy.

We will require additional equity and/or debt financing to pursue our growth strategy. Given our limited operating history and existing losses, there can be no assurance that we will be successful in obtaining such financing. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.

Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to implement our proposed product and service offerings, develop an active dealer network base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned.  Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

The demand for products requiring significant initial capital expenditures such as our solar power products and services are affected by general economic conditions.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If an economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

If there is a shortage of components and/or key components rise significantly in price that may constrain our revenue growth.

The market for photovoltaic installations has slowed recently, due in part to world-wide financial and economic problems.  The introduction of significant production capacity, however, has continued increasing supply and reducing the cost of solar panels.  If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability.  Additionally, it is unlikely that we will have sufficient financial resources to take advantage of supply opportunities as they may arise.

From 2009 through 2010, there was a tremendous increase in the capacity to produce solar modules, primarily from China, which coupled with an economic downturn in nearly a century, significantly reduced the price of solar panels.  As demand for solar panels will likely increase with an economic recovery, demand and pricing for solar modules on a per watt basis could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

Changes in laws, regulations and policies that affect our business could adversely affect our financial results.

Our business is subject to numerous laws, regulations and policies.  Changes in the laws, regulations and policies, including the interpretation or enforcement thereof, that affect, or will affect, our business, including changes in the scope of regulation by regulatory agencies, accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action we may take as a result could adversely affect our financial results.

Our success depends, in part, on the quality and safety of our products.

 Our success depends, in part, on the quality and safety of our products.  If our products are found to be unsafe, or if they otherwise fail to meet our consumers’ standards, our relationships with customers or consumers could suffer, the appeal of our brand could be diminished, and we could lose sales and/or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

Our success depends, in part, on maintaining good relationships with our distribution channels.

Our success depends, in part, on our maintaining satisfactory relationships with our distribution channels. We do not have long term supply or distribution contracts.  We anticipate that our sales will be affected on a purchase order basis which would require us to meet expectations of delivery, quality and pricing of our products, at both the distribution channel level and at the level of the ultimate consumer who uses our products.  If we fail to meet expected standards, our revenues would decline and this could result in a material adverse effect on our business, results of operations and financial condition.

Our dependence on a limited number of third party suppliers for components could prevent us from delivering our proposed products to our customers within required timeframes, which could result in order cancellations and substantial harm to our business.

We anticipate that we will purchase our products using materials and components procured from a limited number of third-party suppliers.  If we fail to establish or maintain our relationships with these suppliers, or to secure additional supply sources from other suppliers, we may be unable to provide our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes, and we may experience order cancellations and our business may fail.  The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to purchase our products or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us.  In order to obtain required supplies, we may need to make large inventory purchases on short notice.  We may not have sufficient financial resources to make these purchases, which may exacerbate supply shortages.

Acquisitions, Investments or Other Strategic Relationships or Alliances, May Consume Significant Resources.

Acquisitions, investments and other strategic relationships and alliances, if pursued, may involve significant cash expenditures, debt incurrence, additional operating losses, and expenses that could have a material adverse effect on SPI’s financial condition and operating results. Acquisitions involve numerous other risks, including:

●	Diversion of management time and attention from daily operations;
●	Difficulties integrating acquired businesses, technologies and personnel into SPI’s business;
●	Inability to obtain required regulatory approvals and/or required financing on favorable terms;
●	Entry into new markets in which SPI has little previous experience;
●	Potential loss of key employees, key contractual relationships or key customers of acquired companies or of SPI; and
●	Assumption of the liabilities and exposure to unforeseen liabilities of acquired companies.

If these types of transactions are pursued, it may be difficult for SPI to complete these transactions quickly and to integrate these acquired operations efficiently into its current business operations. Any acquisitions, investments or other strategic relationships and alliances by SPI may ultimately harm our business and financial condition. In addition, future acquisitions may not be as successful as originally anticipated and may result in impairment charges.

Our liability insurance may not be adequate in a catastrophic situation.

We currently maintain property damage insurance in the aggregate amount of approximately $500,000.  We currently maintain liability insurance of up to $2,000,000 and products liability insurance of up to $2,000,000.  Material damage to, or the loss of, our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Registrant.

We  may not be able to retain our key executives which we need to succeed and new qualified personnel are extremely difficult to attract.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of our senior management team.  Failure to retain our key personnel and other senior officers, or to attract and retain additional qualified personnel, could adversely affect our operations. We may not be able to find appropriate replacements for any of our key personnel. Any loss or interruption of the services of our key personnel could adversely affect our ability to develop and execute our business plan.  It could also result in our failure to create and maintain relationships with strategic partners that may be critical to our success.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction or elimination of government economic incentives could prevent us from achieving sales and market share.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government and economic incentives. Because a significant portion of our sales are expected to involve the on-grid market, the reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline.

Today, the cost of solar power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy.  These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs more rapidly than required by current law. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering and other operational policies in California, Japan or other markets could limit the amount of solar power installed there. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our products.  Changes in the level or structure of a renewable portfolio standard could also result in decreased demand for and lower revenue from our products.

Problems with product quality or product performance we distribute could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

The solar products we plan to purchase are complex and must meet stringent quality requirements. Products this complex may contain undetected errors or defects, especially when first introduced. For example, solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to, or may cause us to request that suppliers incur significant re-engineering costs, divert the attention of our personnel from product selling efforts and significantly affect our customer relations and business reputation. If we deliver solar panels with errors or defects, or if there is a perception that such solar panels contain errors or defects, our credibility and the market acceptance and sales of its solar power systems could be harmed.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline. We may need to indemnify dealers in the network and customers in some circumstances against liability from defects in our solar products. A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

Since the solar products we plan to purchase cannot be tested for the duration of their standard multi-year warranty period, we may be subject to unexpected warranty expense; if we are subject to installation, warranty and product liability claims, such claims could adversely affect our business and results of operations.

Although the manufacturers represent that they conduct accelerated testing of their solar cells, our solar panels have not and cannot be tested in an environment simulating the full warranty period. As a result of the foregoing, we may be subject to unexpected warranty expense, which in turn would harm our financial results.  Our business may be subject to warranty and product liability claims in the event that its solar power systems fail to perform as expected or if a failure of its solar power systems results, or is alleged to result, in bodily injury, property damage or other damages.  Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we can obtain appropriate levels of insurance for product liability claims. We will rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. However, a successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our business’ exposure to warranty and product liability claims is expected to increase significantly in connection with its planned expansion into the new home market.

 The products we intend to distribute may not gain market acceptance, which would prevent us from achieving sales and market share.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power, including:

●	Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;
●	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
●	Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
●	Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
●	Increases or decreases in the prices of oil, coal and natural gas;
●	Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and
●	Continued deregulation of the electric power industry and broader energy industry.

 We face intense competition from other companies producing solar power, system integrators and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The mainstream power generation market and related product sectors are well established and we are competing with power generation from more traditional process that can generate power at lower costs than most renewable or environmentally driven processes.  Further, within the renewable power generation and technologies markets we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that produce solar power products, including; Suntech, Sunpower, FirstSolar, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo. Also established integrators are growing and consolidating, including groSolar, Sunwize, Sunenergy and Real Goods Solar and we expect that future competition will include new entrants to the solar power market. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.  Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. In certain cases, we are competing against some of the largest and most successful companies in the world.  Our competitors' greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines for us.

We are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In the course of future business we may use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our operations or related research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future environmental laws and regulations we may be required to pay substantial fines, suspend production or cease operations.

THE SPIN-OFF

Description of the Spin-Off/Restructuring Process

The spin-off will be effected through a stock dividend (based on a 1 for 2 ratio of outstanding Solar capital stock) by Solar of SPI stock (currently a majority owned subsidiary of Solar) to Solar shareholders by a pro rata dividend to common shareholders of Solar.   Specifically, each holder of record of Solar at the close of business on December 1, 2010 will receive one (1) share of SPI common stock for every two (2) shares of Solar held by such holder on the record date as of December 1, 2010.  SPI’s Board of Directors has approved the spin-off.

The spin-off is expected to be effective as of 11 AM, New York City time, on the date of this Prospectus. To receive SPI common stock, you must be a holder of record of Solar at the close of business on December 1 , 2010 .

Reasons for the Spin-Off

Solar and SPI’s board of directors believe that the spin-off will better position both Solar’s business which is focused on the development of smaller solar parks in size less than four MWs and SPI’s business which is focused on larger more capital intensive solar parks in size larger than four MWs but generally in a range of ten to 20 MWs to achieve their strategic and financial objectives. The two lines of business, although in the same industry, are fundamentally different types of businesses requiring different capital commitments, and the separation of the two businesses will help highlight the unique qualities and values of these businesses for investors, better position each company to access the capital markets and allow each company to separately pursue distinct business strategies.

The board of directors of both companies considered the following potential benefits in making its determination to effect the spin-off:

●	allowing each company to separately pursue the business strategies that best suit its long-term interests;

●	creating separate companies that have different financial characteristics, which may appeal to different investor bases and allow for clarity on valuation of the respective businesses;

●	creating opportunities to more efficiently develop and finance ongoing operations and future acquisitions and investments;

●	allowing each company to establish an expense structure appropriate for its business and size; and

●	creating effective management incentives tied to each company’s performance.

We cannot assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all.

The board of directors of both companies considered a number of other factors in evaluating the spin-off, including:

●	the one-time and on-going time expenditures and financial costs of the spin-off to both companies;

●	the possibility that both companies may not achieve the expense reductions anticipated in connection with the spin-off;

●	the potential tax consequences to Solar, Solar stockholders and SPI; and

●	the risk that the combined trading prices of our common stock and Solar common stock after the distribution may be lower following the distribution.

Both boards of directors concluded, however, that the potential benefits of the spin-off outweigh these factors and that spinning off the SPI business to Solar stockholders is appropriate and advisable for Solar and its stockholders.

Enhance stockholder influence on the outcome of stockholder voting.   The spin-off will vest a substantial portion of the voting rights associated with SPI’s common stock currently held by Solar with the shareholders of Solar and, as a result, afford its holders enhanced influence over the outcome of SPI’s stockholder voting.

Taxable Event and Related Considerations.  The Board of Directors of Solar considered other factors relating to the spin-off, including the expectation that the spin-off will not qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code and will eliminate risk not directly associated with SPI’s business. The Board of Directors of Solar also considered other potential risks and consequences to SPI and Solar associated with the spin-off, but believed that the considerations described above outweighed those risks. SPI shareholders are urged to read all of the Risk F actors described in this Prospectus.

Spin-Off Ratio

The spin-off is expected to be effective at 11 AM, New York City time, or of the date of this Prospectus . The SPI shares will be dividended on a pro rata basis to all Solar shareholders.  Specifically, each holder of record of Solar at the close of business on December 1, 2010will receive on the spin-off date one (1) share of SPI common stock for every two (2) shares of Solar held by such Solar shareholder.

SOLAR IS NOT SEEKING STOCKHOLDER APPROVAL OF THE SPIN-OFF, AND HOLDERS OF SOLAR HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPIN-OFF FROM AND AFTER THE SPIN-OFF DATE.

To be entitled to receive shares of our common stock in the dividend, holders of Solar must be stockholders at the close of business on December 1, 2010.

The Spin-off of SPI

The record date for the distribution is December 1, 2010.  Upon determining the number of shares needed for the distribution, the shares then will be delivered to the distribution agent, OTR, Inc., for the distribution.  After the distribution, Solar will continue to own 13,669,857 shares of common stock of SPI or 22% of SPI’s issued and outstanding.

A certificate representing your shares of our common stock will be mailed by the distribution agent to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

           No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

          No holder of common shares of Solar is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.

David Surette, CEO and CFO of SPI, has been appointed to respond to any shareholder questions about the spin-off.  Questions and requests for assistance and additional copies of this Prospectus should be directed to Mr. David Surette at (904) 644-6090.

Results of the Spin-Off

Upon completion of the spin-off, SPI will continue to be an independent public company owning and operating the businesses in which it is currently engaged.  For a discussion of the post spin-off businesses, with emphasis on that of SPI, see the section entitled “SOLAR and SPI.” Immediately after the spin-off, SPI expects it will have approximately 3,100 common shareholders of record of shares of its common stock and approximately 63,019,000 shares of common stock outstanding.

Trading of SPI Common Stock

SPI lists its common stock on the OTCBB under the symbol SOPV.  SPI cannot assure investors as to the price at which its common stock will continue to trade. The trading prices of SPI common stock after the spin-off may be less than, equal to or greater than the trading price currently or the trading price of the restructured Solar and SPI stock in the aggregate before (or after) the spin-off.  Shares of our common stock issued in the spin-off will be freely transferable, except for shares received by those who may have a special relationship or are affiliates.  Those who may be considered SPI affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with SPI. This may include some or all of SPI officers and directors.  Persons who are SPI affiliates will be permitted to sell their shares only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 there under, specifically including the permitted number of shares. For more information on trading in shares of SPI common stock, see the section entitled “Shares Eligible for Future Sales.”

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of Solar who will be issued SPI shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of SPI’s securities or those of Solar. The information contained in this Prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither SPI nor Solar are required to update the information except in   the normal course of our public disclosure obligations and practices.

Expenses

The expenses of the spin-off are estimated to be approximately $50,000.  These expenses will be borne by both SPI and Solar prior to the spin-off and by SPI after the spin-off.

Accounting Consequences of the Spin-Off

SPI will continue to account for its assets and liabilities after the spin off.  The financial statements attached to this Prospectus include those of SPI.

Certain U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain material U.S. federal income tax consequences relating to the spin-off. The summary is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder, and interpretations of the Internal Revenue Code and Treasury regulations by the courts and the Internal Revenue Service, all as they exist as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation:

●	Non-U.S. persons;
●	Insurance companies;
●	Dealers or brokers in securities or currencies;
●	Tax-exempt organizations;
●	Financial institutions;
●	Mutual funds;
●	Pass-through entities and investors in such entities;
●	Holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other-risk reduction transaction;
●	Holders who are subject to the alternative minimum tax; or
●	Holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address the U.S. federal income tax consequences to those Solar holders who do not hold their Solar shares as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. Investors are urged to consult their own tax advisor concerning the U.S. federal, state and local and any non-U.S. tax consequences of the spin-off.

The U.S. federal income tax consequences of the spin-off are the following:   gain or loss will be recognized by (and may be included in the income of) Solar holders upon their receipt of shares of SPI common stock in the spin-off.

Notwithstanding the foregoing discussion, the IRS could assert that the spin-off is taxable without reduction for any cost basis and could further determine that the value is greater than anticipated for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders – the former Solar shareholder who were issued SPI stock in the spin-off – and SPI could be subject to significant U.S. federal income tax liabilities. In general, SPI will not be subject to tax. Solar will not be subject to tax, given the lack of current earnings and profits or accumulated earning and profits, and Solar’s shareholders would recognize gain or loss equal to the difference between the fair market value of the shares of SPI common stock received and 2% of the holder’s tax basis in the Solar shares held prior to the spin-off.

In connection with the spin-off, Solar and SPI will enter into a Tax Matters Agreement under which each will agree to be responsible for certain liabilities and obligations following the spin-off.  In general, under the terms of the Tax Matters Agreement, in the event that the spin-off, together were to result in greater taxes as a result of the failure of one party to act or an omission, the party responsible for such failure or omission would be responsible for all taxes imposed on the other resulting from such actions or inactions.  For a more detailed discussion, see the section entitled “Relationship between SPI and Solar Following the Spin-Off—Agreements Between SPI and Solar Relating to the Spin-Off—Tax Matters Agreement”. The indemnification obligations of each to the other and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If required to pay on the indemnity under the circumstances set forth in the Tax Matters Agreement, either may be subject to substantial liabilities.

Current Treasury regulations require that if you are a holder of Solar who receives SPI stock in the spin-off and, immediately prior to the spin-off, own:

●	At least five percent of the total outstanding stock of SPI, or
●
Securities of SPI with an aggregate tax basis of $1,000,000 or more, then you must attach a statement relating to the spin-off to your federal income tax return for the year in which the spin-off occurs.

The foregoing is a summary of certain U.S. federal income tax consequences of the spin-off under current law and is for general information only.  The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders.  You should consult your tax advisor as to the particular tax consequences of the spin-off, including the application of U.S. federal state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

DIVIDEND POLICY

SPI does not anticipate, following the spin-off, paying any dividends on its common stock in the foreseeable future because it expects to retain its earnings for use in the operation and expansion of its business.  Any such payment and amount of dividends will be subject to the discretion of SPI’s board of directors and will depend, among other things, on its financial condition, results of operations, cash requirements, future prospects and other factors that may be considered relevant by SPI’s board of directors.

RELATED PARTY TRANSACTIONS

The respective SPI and/or Solar Boards have separately adopted a written Related Party Transaction Policy for the review, approval and ratification of transactions involving the “related parties” of SPI. In each case, related parties are directors and nominees for director, executive officers and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock. The policy covers any transaction, arrangement or relationship, or series of transactions, arrangements or relationships, in which Solar and/or SPI was, is or will be a participant and the amount exceeds $5,000, and in which a related party has any direct or indirect interest.  The policy is administered by the appropriate Board acting as a committee of the whole.

In determining whether to approve or ratify a related party transaction, the appropriate Board will consider whether or not the transaction is in, or not inconsistent with, the best interests of the appropriate company.  In making this determination, the appropriate Board is required to consider all of the relevant facts and circumstances in light of the following factors and any other factors to the extent deemed pertinent by the committee:

●	Whether the terms of the Related Party Transaction are fair to the Registrant and on the same basis as would apply if the transaction did not involve a Related Party;
●	Whether there are business reasons for the Registrant to enter into the Related Party Transaction;
●	Whether the Related Party Transaction would impair the independence of an outside director, if applicable; and
●
Whether the Related Party Transaction would present an improper conflict of interests for any director or executive officer of the Registrant, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director's, executive officer's or Related Party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Board deems relevant.

The policy contains standing pre-approvals for certain types of transactions which, even though they may fall within the definition of a related party transaction, are deemed to be pre-approved by SPI and/or Solar given their nature, size and/or degree of significance to the appropriate company.

In the event SPI and/or Solar inadvertently enters into a related party transaction that requires, but has not received, pre-approval under the policy, the transaction will be presented to the appropriate Board for review and ratification promptly upon discovery. In such event, the committee will consider whether such transaction should be rescinded or modified and whether any changes in our controls and procedures or other actions are needed.

SOLAR ENERGY INITIATIVES AND SOLAR PARK INITIATIVES

SOLAR ENERGY INITIATIVES INC (“Solar”)

Solar Energy Initiatives, Inc. (“Solar”) OTCBB:SNRY is a Nevada corporation located at 818 A1A North Suite 201 Ponte Vedra Beach, Florida 32082 (Telephone: 904 644-6090).  Solar is a diversified provider of solar solutions with three principal operating groups focused the develoment of solar parts in size less than four MWs, solar education and distribution of solar products. The SNRY-Power business unit is a developer and manager of municipal and commercial scale solar projects. With over 3MW’s of capacity installed and continued current projects being installed by the Solar SNRY-Power believes it has been able to consistently grow the business.  The Solar-EOS business unit is dedicated to the education and continuous improvement of solar energy trade professionals. Solar-EOS has expanded its operations and training facilities to include internet training and webinars, along with expanded training facilities in South Carolina.  Working with the County of Williamsburg and the State of South Carolina, Solar-EOS has been able to significantly increase its training and education abilities.  There has been added significant training facilitators and management to improve the professional tradesmen. The SNRY-Solar business unit is a wholesale distributor of branded photovoltaic and thermal (water heating) systems selling via a network of dealers throughout the United States and the Caribbean.

SOLAR PARK INITIATIVES INC (“SPI”)

Solar Park Initiatives, Inc., f/k/a Critical Digital Data, Inc. ( the “Company”, “us”, “our” or “we”), was incorporated in the State of Nevada as Critical Digital Data, Inc. as a for-profit company on May 2, 2008 (“CDIX”) and established a fiscal year end of September 30.  Prior to the CDIX reverse merger transaction, the Company was a development stage company that intended to develop, launch and operate an online data storage service specifically for data preservation and disaster recovery.  As a result of the CDIX reverse merger transaction with Solar Park Initiatives, Inc., privately owned Nevada corporation (“Solar Park”), we have adopted the business plan of Solar Park.

Solar Park Initiatives is a professional services and project developing firm attempting to develop land in the United States and foreign markets for large utility scale solar photovoltaic (“PV”) projects greater than four MWs in size but generally within ten to 20 MWs in size.  The Company anticipates it will provide engineering, procurement of products and construction (“EPC”) via third party vendors including Solar Energy Initiatives, Inc., a significant shareholder of the Company.  The Company anticipates these projects will be funded through both third-party and government incentives, which it hopes to then sell the resultant electrical production to various utilities through a Power Purchase Agreement (“PPA”).  The Company expects to provide energy savings to commercial and municipality users without any out of pocket engineering, procurement or construction (“EPC”) costs to those users of energy.  In addition to being the Solar Project Developer (“SPD”) into the projects, Solar Park Initiatives may recognize  operating and maintenance service sales over a 20-year period or longer.

The Company intends to market its services in states where insolation (sunshine) is high, land is relatively inexpensive, and utility rates are high to compete with local utility rates.  The Company attempts to leverage its energy expertise, solar PV supplier relationships, and procurement processes to help businesses, municipalities and power companies maximize the possible energy savings coupled with reduced emissions enabled by the advent of this new generation source.

The Company is currently focused on locating properties suitable for development and/or current projects available needing completion.  The Company intends to construct energy generation facilities utilizing its integrated partner relationships. The Company believes that its main line of renewable energy generation will come from large scale solar arrays.  Other renewable energy generation whether wind, bio-mass or geo-thermal may be part of the Company’s portfolio although these other areas are not expected to be its main component.

The Company is seeking logistically and economically suitable host sites to add to its current pipeline of developing projects, to obtain 20 year power purchase agreements, and to construct large scale solar arrays on those host sites. With its significant internal EPC experience, financial relationships and with current external EPC relationships the Company plans to develop these solar arrays by building, owning and operating medium and large scale solar photovoltaic energy generation facilities.  The Company will set up individual project limited liability companies known as special purpose vehicles (“SPV’s”) to own and develop each project.  Each project can be funded through external investment, government incentives (e.g. federal American Recovery and Reinvestment Act stimulus grants and/or local feed in tariffs), or from host site owners.

Industry

Solar power has existed for over one hundred years.  The modern industry has gone through two significant periods.  The first occurred just after the oil embargo of the early 1970s;, the second began a few years ago.  According to the Organization for Economic Cooperation and Development (“OECD”), electricity consumption has grown in the US from 2.8 Billion KWh in 1990 to 4.2 Billion in 2010.

Currently, solar makes up the smallest part of the renewable energy sector.  This is largely the result of higher cost PV and complicated solar thermal systems.  China leads the world in total renewable energy consumption for electricity production due to its recent massive additions to hydroelectric production, followed closely by the United States, Brazil, and Canada.  According to the U.S. Energy Information Administration (EIA), renewable-generated electricity will account for nearly 16% of total U.S. electricity generation in 2030.  This growth will be driven by PV technology improvements and by incentives in the February 2009 American Recovery and Reinvestment Act (ARRA). The growth of this industry may be fueled by technology improvements and by incentives from governmental bodies

Business Strategies

The Company is currently focused on locating properties suitable for development and/or current projects available needing completion.  The Company intends to construct energy generation facilities utilizing its integrated partner relationships. The Company anticipates its main line of renewable energy generation will come from large scale solar arrays.  Other renewable energy generation whether; wind, bio-mass or geo-thermal may be part of the Company’s portfolio it is not expected to be its main component.

The Company is seeking logistically and economically suitable host sites to add to its current pipeline of developing projects, to obtain 20 year power purchase agreements, and to construct large scale solar arrays on those host sites. With its significant internal EPC experience, financial relationships and current external EPC relationships the Company plans to develop these solar arrays by building, owning and operating medium and large scale solar photovoltaic energy generation facilities.  The Company will set up individual project limited liability companies known as special purpose vehicles (“SPV’s”) to own and develop each project.  Each project can be funded through external investment, government incentives (e.g. federal ARRA stimulus grants and/or local feed in tariffs), or from host site owners.

Sales and Marketing

We intend to focus on the construction and sale of each project individually and/or the sale of the energy out of the final generation facility.

 The Company is targeting commercial and utility customers that have a large energy bill. The Company has focused sales and marketing operations in states in the south and western portions of the United States where solar isolation is high, desert land values are low and electric rates are above $0.08 cents per KWh and the state and/or the utilities provide monetary incentives.  The sales revenue will mainly be generated through the sale of solar generated energy power.  We expect that power purchase agreements (“PPA’s”) will be for 20 years.

The Company has developed a sales strategy centered on indirect channels for the purpose of obtaining qualified sales opportunities with decision-makers.  The Company’s team is working with a number of different types of channel partners that will assist in providing the necessary introductions throughout the sales process.  However, no assurance can be given that the Company will be able to enter definitive agreements with these parties or that they will be on terms that are favorable to the Company.  The primary goal in the first quarter of 2011 is to develop host site projects suitable for investment, energy  and sales generation.

Part of the Company’s sales plan is to enter PPAs with large commercial entities and utilities.  The Company is currently proposing development sites to:

☐	Utilities such as Pacific Gas & Electric and Southern California Edison
☐	Commercial entities with over $2.0 billion in revenues

We have not entered into any sort of agreements with the above entities and there is no guarantee that we will be successful in doing so.

Competitive Technologies

There are currently four types of competitors to the Registrant:

1.
Traditional power generation companies – this group represents the largest power generation in the energy sector.  These companies typically generate electricity using fossil fuels, nuclear, coal and hydro.

2.
Wind Farms – this is a relative newcomer to the market.  Wind generation had a phase of popularity in the late 1980s.  However, due to problems with gearing and maintenance, many wind farms from that era closed.  Over the last four years, wind generation has again become an area of interest.  While gearing problems and maintenance continues to plague wind turbines, new technologies make this form of generation profitable in many locations.

3.
Solar Thermal – Solar thermal is being tested in several locations around the country.  While it tends to be more efficient than Solar PV, it is has significant numbers of moving parts, and currently higher cost structure, which can cause efficiency and cost issues in the long term.

4.
Other PV Installers – The Registrant also faces competition from other regional energy consultants practicing in the same region as Solar Park with more established businesses than the Registrant such as Sun First, First Solar, Solar City, MC Solar Engineering and Pacific Power Management.

Many of our competitors have established a stronger market position than ours and have larger resources and recognition than we have.   We believe that the key competitive factors in the market for solar products include:

●	power efficiency and performance;
●	price;
●	quality, and warranty coverage and length;
●	aesthetic appearance of solar installations;
●	strength of distribution relationships; and
●	Knowledgeable sales and installation personnel.

Capital Expenditures

Our plan is to work with third party financing capital to engineer, procure and construct a total solar system solution for the lowest capital cost solar array system.  Capital expenditures will be accounted for in each stand alone SPV.  The SPV will be able to receive all federal, state and local incentives and/or grants, which may include tax incentives. The Registrant’s anticipated capital expenditures of internal computer system software, will involve “off-the-shelf” software.

Employees

As of September 30, 2010 the Registrant employed 1 full-time employee.  Management believes its employee relations are good.

No employees are covered by a collective bargaining agreement.
Properties

The Company’s main office is 818 A1A North, Suite 202, Ponte Vedra Beach, Florida 32082 comprised of 500 square feet under a month to month lease which expires on June 30, 2011 at a monthly rental of $500, with 0% annual increases on each.

Currently there is a satellite office in the Park Research Center, Bldg. 18, Suite 1801, Research Triangle Park, NC.  There is no monthly rent currently for this facility

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Limited Operating History

There is limited historical financial information about our Company upon which to base an evaluation of our future performance.  Our Company generated $0 in revenues for the eight-month period ended September 30, 2010.  We cannot guarantee that we will be successful in our business.  We are subject to risks inherent in a development stage company, including limited capital resources, possible delays in developing our sales channels, and possible margin reductions due to pricing inefficiencies and competition.  There is no assurance that future financing will be available to our Company on acceptable terms. Additional equity financing could result in dilution to existing shareholders.

Company Description and Overview

Solar Park Initiatives, Inc., f/k/a Critical Digital Data, Inc. ( the “Company”, “us”, “our” or “we”), was incorporated in the State of Nevada as Critical Digital Data, Inc. as a for-profit company on May 2, 2008 and established a fiscal year end of September 30.  Prior to the CDIX Transaction (as defined below), the Company was a development stage company that intended to develop, launch and operate an online data storage service specifically for data preservation and disaster recovery.  As a result of the CDIX Transaction with Solar Park Initiatives, Inc., privately owned Nevada corporation (“Solar Park”), we have adopted the business plan of Solar Park.

On July 12, 2010, the Company consummated an agreement to acquire all of the outstanding capital stock of Solar Park, in exchange for 31,449,016 shares of the Company’s common stock (“the CDIX Transaction”).  Prior to the CDIX. Transaction, the Company was a non-operating public shell company with no operations, nominal assets, accrued liabilities totaling $17,042 and 7,280,000 shares of common stock issued and outstanding; and Solar Park, was a professional services and project developing company.  The CDIX Transaction is considered to be a capital transaction in substance, rather than a business combination.  In as much, the CDIX Transaction is equivalent to the issuance of stock by Solar Park., for the net monetary assets of a non-operational public shell company, accompanied by a recapitalization.  CDIX issued 53,137,500 shares of its common stock for all of the issued and outstanding common stock of Solar Park. The accounting for the CDIX Transaction is identical to that resulting from a reverse acquisition, except goodwill or other intangible assets will not be recorded.  Accordingly, these financial statements are the historical financial statements of Solar Park.  Solar Park was incorporated in September 25, 2009.  Therefore, these financial statements reflect activities from September 25, 2009 (date of inception for Solar Park.) and forward.

Solar Park Initiatives will attempt to develop land in the United States and foreign markets for large utility scale solar photovoltaic (“PV”) projects.  The Company anticipates it will provide engineering, procurement of products and construction (“EPC”) via third party vendors including Solar Energy Initiatives, Inc. , a shareholder of the Company    The Company anticipates these projects will be funded through both third-party and government incentives, which it hopes to then sell the resultant electrical production to various utilities through a Power Purchase Agreement (“PPA”).  The Company expects to provide energy savings to commercial and municipality users without any out of pocket engineering, procurement or construction (“EPC”) costs to those users of energy.  In addition to being the Solar Project Developer (“SPD”) into the projects, Solar Park Initiatives will recognize energy sales over a 20-year period or longer.

Solar Park is a professional services and project developing firm providing renewable energy through PV and solar thermal technologies.  The Company intends to market its services in states where insolation (sunshine) is high, land is relatively inexpensive, and utility rates are high to compete with local utility rates.  The Company attempts to leverage its energy expertise, solar PV supplier relationships, and procurement processes to help businesses, municipalities and power companies maximize the possible energy savings coupled with reduced emissions enabled by the advent of this new generation source.

The Company is currently focused on locating properties suitable for development and/or current projects available needing completion; and construct energy generation facilities utilizing its integrated partner relationships. The Company intends its main line of renewable energy generation will come from large scale solar arrays.  Other renewable energy generation whether; wind, bio-mass or geo-thermal may be part of the Company’s portfolio it is not expected to be its main component.

The Company is seeking logistically and economically suitable host sites to add to its current pipeline of developing projects, to obtain 20 year power purchase agreements, and to construct large scale solar arrays on those host sites. With its significant internal EPC experience, financial relationships and with current external EPC relationships the Company plans to develop these solar arrays by building, owning and operating medium and large scale solar photovoltaic energy generation facilities.  The Company will set up individual project limited liability companies known as special purpose vehicles (“SPV’s”) to own and develop each project.  Each project can be funded through external investment, government incentives (e.g. federal ARRA stimulus grants and/or local feed in tariffs), or from host site owners.

Inception to Date through September 30, 2010

Results of Operations

The following table sets forth our statements of operations data for the following periods:

Summary Income Statement

	For the Eight Months Ended September 30, 2010	Inception to January 31, 2010	Inception to date through September 30, 2010
Revenues, net	$-	$-	$-
Gross profit	-	-	-
Selling, general and administrative expenses	904,416	246,465	1,150,881
Total operating expenses	904,416	246,465	1,150,881
Loss from operations	(904,416)	(246,465)	(1,150,881)
Other income (expense)	-	-	-
Net loss	$(904,416)	$(246,465)	$(1,150,881)

Selling, general and administrative

  Selling, general and administrative expenses for the period inception to date through September 30, 2010 were $1,150,881.  Cash-based management fees, wages and salaries were $218,162 for the period inception to date through September 30, 2010.  Stock based compensation of $266,176, cashless stock option agreements for compensation $297,450; consulting expense $62,091, travel and entertainment expenses of $41,808 and legal and professional costs of $144,924 mainly comprised the selling, general and administrative expenses for the period inception to date through September 30,  2010.

Net Loss

 Net loss was $ 1,150,881 for the period inception to date through September 30, 2010.  The net loss primarily reflects our expenses relating to business activities that have been incurred ahead of our ability to recognize revenues from our business plan.

Liquidity and Capital Resources

As of September 30, 2010, we had cash of $158, and working capital deficit of ($120,565).

For the eight-month period ended September 30, 2010, we used $207,567 of cash in operations.  Investing activities used $10,152 of cash during the eight-month period  and financing activities provided $200,000 of net cash during the eight-month period, which resulted primarily from private placement subscription, warrant calls and notes payable proceeds.

The cost of our solar park projects are somewhat volatile and is influenced by supply and demand of components. While the cost of solar PV panels dropped significantly during our FY 2009, we saw a bottom reached with PV panel pricing reversing direction and moving up. We believe this was due to excess demand for PV panels in Europe where many of the rich incentives that were available for the installation of solar arrays will either be reduced or eliminated in the future. We therefore believe that both pricing and delivery times will improve in 2011. A significant increase in cost of materials that we cannot pass on to our customers could cause us to run out of cash which we are not forecasting in our future plans, and would require us to raise additional funds or curtail operations.

As we continue to increase the level of management and other operating requirements of developing our business, our cash needs have increased and therefore we will need to execute on our business plans which include positive cash flow operations, and/or acquire additional financing to supplement cash flows.  Unless we can attain sufficient levels of revenues, we will need to raise additional funds during the next twelve month period.  For the fiscal year ended September 30, 2010 we have been able to obtain approximately $300,000 of capital through equity financing and $0 of debt financing.  We will require approximately $1,000,000 of additional capital funding, to allow us to continue the execution of our business plan through September 30, 2011.  If we are not successful in raising the required capital, or begin one or more of the projects in our business pipeline, we will need to reduce the breadth of our business.

We have few staff throughout the current fiscal year, however as the project pipeline continues to develop and as we proceed through the year, we anticipate adding staff such as project management staff, sales and marketing staff, solar engineers, and accounting and administrative staff. We expect, although we cannot guarantee, that most of these staff additions will not precede revenue generation and are included in the requirements listed above We expect that additional supply of solar panels from various manufacturers will be available.  While this bodes well for the overall economics of the sale of solar to potential customers, increased competition and the reduction in revenue per project or less gross margin on each panel sold, could cause additional capital to be required.

 Since inception, our operations have primarily been funded through private equity financing, and accounts payable debt.  We expect to continue to seek additional funding through private or public equity and debt financing as our business expands, and potentially seek a larger funding round to quickly drive the business forward.

However, there can be no assurance that our plans discussed above will materialize and/or that we will be successful in funding our estimated cash shortfalls through additional debt or equity capital and/or any cash generated by our operations. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

To operate our current business groups, we will need up to $1.0 million in funds over the next twelve months. Part of this funding may be needed as the time required to realize revenues and cash from large commercial projects can be lengthy, with costs to develop these projects incurred up front. As of September 30, 2010 we had approximately $158 in cash on hand, which means there will be an anticipated shortfall of $1.0 million as we project our current cash requirements for the next twelve months.  To sustain operations and continue development, we expect that will need to raise additional capital.  As of our fiscal year end, there were no known demands or commitments, employment agreements of the executives, that will necessitate liquidation of the Company.  The current level of cash is not enough to cover the employees and office rent for the next twelve months.

Assuming we are successful in our sales and project development effort we believe that we will be able to raise additional funds through the sale of our stock to either current or new shareholders. Of course there is no guarantee that we will be able to raise additional funds or to do so at an advantageous price.

Critical Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying financial statements arise from our belief that we will secure an a d equate amount of cash to continue as a going concern, that our allowance for doubtful accounts is adequate to cover potential losses in our receivable portfolio, that all long-lived assets are recoverable.  The markets for our products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realization of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Revenue Recognition - The Company recognizes revenue in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”. The Company generates revenue from the construction and sale of solar park projects and maintaining a service agreement in those solar park projects for ongoing revenue stream based upon a services agreement. The Company anticipates it will complete installations in fiscal year 2011. SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller's price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Amounts billed or received from customers in advance of performance are recorded as deferred revenue.

Construction Contracts

Revenue for construction contracts is primarily comprised of projects which are governed by customer contracts that require the Company to deliver functioning solar power systems and are generally completed within three to twelve months from commencement of construction.  The Company recognizes revenue from fixed price construction contracts using the percentage-of-completion method of accounting. Under this method, systems revenue arising from fixed price construction contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs.

Incurred costs used in the Company’s percentage-of-completion calculation include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies and tools. Project material costs are included in incurred costs when the project materials have been installed by being permanently attached or fitted to the solar power system as required by the project’s engineering design.

In addition to a project deliverable, a limited number of arrangements also include multiple deliverables such as post-installation systems monitoring and maintenance. For contracts with separately priced monitoring and maintenance, the Company recognizes revenue related to such separately priced elements over the contract period. For contracts including monitoring and maintenance not separately priced, the Company determined that post-installation systems monitoring and maintenance qualify as separate units of accounting. Such post-installation monitoring and maintenance are deferred at the time the contract is executed and are recognized to revenue over the contractual term. The remaining revenue is recognized on a percentage-of-completion basis.

In addition, when arrangements include contingent revenue clauses such as penalty payments or customer termination or put rights for non-performance, the Company defers the contingent revenue until such time as the contingencies expire. In certain limited cases, the Company could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met for periods of up to two years. To date, no such repurchase obligations have been required.

Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable. Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

Maintenance services in the solar park projects

Revenue for ongoing maintenance services in the solar park projects will be based upon services agreements and when the services are performed.

Stock-Based Compensation - The Company issues stock as compensation for services at the current market fair value.

We account for equity instruments issued for services based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable. Stock based compensation was determined using the fair value of the services performed due to the lack of historical fair value of the equity instruments.

Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

Significant Capital Expenditures

During the eight-month period ended September 30, 2010, we acquired approximately $40,203 of  intangible assets for project development purposes, by issuing stock options of the Company’s and no cash was used.  The Company also developed its website at www.solarparkinitiatives.com at a net fixed asset cost of $9,306.

Subsequent Events

During October 2010 Solar Energy Initiatives, Inc (SNRY) announced that Solar Park Initiatives, Inc. (SOPV) will file a registration statement during the fourth quarter of 2010 with the U.S. Securities and Exchange Commission (SEC), whereby SNRY will seek to distribute SOPV shares upon being declared effective.  Under the spin-off arrangement, Solar Energy Initiatives' shareholders as of market close on December 1, 2010 will receive one share of Solar Park Initiatives for every two shares of Solar Energy Initiatives that they own. Upon the Registration Statement being declared effective by the SEC, Solar Energy Initiatives will distribute the shares of Solar Park Initiatives common stock to SNRY stakeholders.

During October 2010 the Company issued 100,000 Rule 144 restricted shares for consulting services as deferred compensation for services through 2011 for a total value of $15,000 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 64,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $12,274.

During October 2010 the Company issued 98,517 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $18,895 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 250,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $47,948 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 197,034 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $37,790 and a stock payable as of September 30, 2010.

During November and December 2010 the Company is negotiating cancellations of 7,247,972 of common stock with various share holders based upon agreements with those shareholders.  There is no guarantee that we will be successful in cancelling such shares.

During November 2010 the Company issued 700,000 Rule 144 restricted shares for consulting services for fiscal year 2011 for a total value of $252,000.

During November 2010 the Company issued 1,000,000 Rule 144 restricted shares for common stock payable for consulting services for two years of service and payable as of September 30, 2010.

During December 2010 Mr. Dodak and Mr. Fann resigned as directors on the Board and Mr. Surette was appointed to the Board as Chairman.

MARKET PRICE OF COMMON STOCK AND RELATED MATTERS

As of December 27, 2010 our common stock was quoted and trading on the OTC Bulletin Board under the trading symbol of “SOPV”.  Prior to the reverse merger the Registrant was trading under the symbol “CDIX”.

The following table sets forth quarterly high and low bid prices of a share of our common stock as reported by the OTC Bulletin Board for the years 2010 and 2009. Prior to September 15, 2010, there was no active market for our common stock.  The quotations listed below reflect inter-dealer prices, without mark-ups, mark-downs or commissions and may not necessarily reflect actual transactions.

Price
	High $		Low $
2010
Fourth quarter ended September 30, 2010		$1.01		$.40
Third quarter ended June 30, 2010	$	NA	$	NA
Second quarter ended March 311, 2010	$	NA	$	NA
First quarter ended December 31, 2009	$	NA	$	NA
2009
There was no applicable or comparable trading for the full fiscal year ended 2009	NA		NA

On July 13, 2010, the authorized number of shares of the Company was increased from 15,000,000 to 100,000,000.

The closing price of our common stock on the OTC Bulletin Board on December 23, 2010 was $.23 per share.

On December 23, 2010 common stock was held of record by approximately 300 shareholders.

Dividends

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Equity Compensation Plan Information

The Company does not have a formal equity compensation plan.  Any equity that is issued as compensation is based upon Board of Director approval.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information, as of December 23, 2010 , with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name of Beneficial Owner		Number of Shares Beneficially Owned (1)	Percentage Ownership

Common Stock	Everett Airington	(2)	1,736,594	2.7%

Common Stock	David Surette	(3)	650,000	1.0%

Common Stock	Pierre Besuchet	(4)	700,000	1.1%

Common Stock	Solar Energy Initiatives, Inc.	(5)	34,996,769	54.0%

Common Stock	All Executive Officers and Directors as a Group (6 persons)		38,083,363	58.8%

(1)
Applicable percentage ownership is based on 63,019,000 shares of common stock outstanding as of December 23, 2010, together with 1,841,433 securities exercisable or convertible into shares of common stock within 60 days of December 23, 2010.   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2)
Applicable percentage ownership is based on 1,736,594 shares of common stock outstanding as of December 23, 2010.   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(3)
Applicable percentage ownership is based on 650,000 cashless options exercisable or convertible into shares of common stock within 60 days of December 23, 2010.   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(4)
Applicable percentage ownership is based on 700,000 shares of common stock outstanding as of December 23, 2010.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(5)
Applicable percentage ownership is based on 34,996,769 shares of common stock outstanding as of December 23, 2010.   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Directors, Executive Officers, Promoters, and Control Persons

 The following are our directors and executive officers and significant employees.  Each director holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified or until the director’s resignation or removal.  Each executive officer holds office for the term for which such officer is elected or appointed and until a successor is elected or appointed and qualified or until such officer’s resignation or removal.

NAME	AGE	POSITIONS
David Surette	51	Chairman, CEO and CFO
Pierre Besuchet	72	Director
Everett Airington	71	Director

David Surette, Chairman, CEO & CFO.  Prior to his appointment with the Company, Mr. Surette  served as the  Chief Financial Officer for the Marina Holdings Group (“MHG”) companies from April 1, 2010 to June 30, 2010.  Prior thereto and from July 1, 2008, Mr. Surette was the CEO/CFO for Maple Leaf Renewables Group, a solar and wind project developer in commercial and utility scale projects of 10MWs to 250MWs.  As Co-Founder and former CEO/CFO, Mr. Surette was able to assist the fund raise in Solar Power Technologies, Inc.  Previously, and from July, 2007, Mr. Surette was the President and CFO of Solar Energy Initiatives, Inc. assisting in the acquisition of SolarEnergy.com and, prior to that, was CFO for Venti Energy, Inc., a wind project in Austin, TX, working through the feasibility phase and raising of funds.

Mr. Surette earned a Bachelor of Science degree in Accounting from the University of Massachusetts, and an MBA degree from Babson College.  Mr. Surette also maintains his CPA from the State of Virginia.

Pierre Besuchet, Director, Mr. Besuchet brings a wealth of experience in the finance area as he held senior management positions with various banks in Geneva Switzerland including UBS SA, Banque Nationale de Paris, Banca della Swizzera-Italiana-Geneva and Credit Suisse. He is also director of Faisal Private Bank (Switzerland) SA. In addition, Mr. Besuchet is a director of other European and U.S. companies. Mr. Besuchet founded Pierre Besuchet, Asset Management, and Geneva, Switzerland in 1980, and has since acted as its managing director. Mr. Besuchet has over 40 years experience is asset management and investment banking research.

Everett Airington, Director, Mr. Airington has over 40 years of investing experience in the energy sector. These financings have been with both small and large established energy companies. For the last 15 years he has been a key executive of the Investment Banking Firm of RBC Capital Markets. Currently, Mr. Airington is a Senior Vice President with Milkey Ferguson Investments, Inc.

During December 2010, Mr. Dodak and Mr. Fann resigned as directors on the Board and Mr. Surette was appointed to the Board as Chairman.

AUDIT COMMITTEE. The Registrant intends to establish an audit committee, which will consist of independent directors. The audit committee's duties would be to recommend to the Registrant's board of directors the engagement of independent auditors to audit the Registrant's financial statements and to review its accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of the Registrant's board of  directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

COMPENSATION COMMITTEE. The Registrant intends to establish a compensation committee, which will consist of two of the current directors.  Currently our board of directors do not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the Board participates in the determination.  Given the small size of the Registrant and its Board and the Registrant's limited resources, locating, obtaining and retaining additional independent directors is extremely difficult.  In the absence of independent directors, the Board does not believe that creating a separate compensation committee would be a detriment in the compensation determination process.  When acting in this capacity, the Board does not have a charter.

In considering and determining executive and director compensation, our board of directors reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Registrant’s officers.  The board of directors also determines and approves any non-cash compensation to any employee.  The Registrant does not engage any compensation consultants to assist in determining or recommending the compensation to the Registrant’s officers or employees.

Executive Compensation

Summary Compensation Table

 There were two executives who received annual and/or long-term compensation for more than $100,000 per year at the end of the last completed fiscal year.

The following table sets forth information with respect to compensation earned by our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers (our “named executive officers”) for the fiscal year ended September 30, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus($)	(5) Stock Awards ($), (6)	(6) Stock Options ($), (3)	Non-equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David J. Surette	2009	-							-
Chairman, CEO & CFO	2010	30,000	(1)		155,496			5,000	190,496

Micael Gorton	2009	-			-				-
Former CEO & Director	2010	76,138	(2)						76,138

(1) Mr. Surette provided consulting services for which $5,000 in July 2010 was compensated, after which he was hired as CEO & CFO of the Company as an employee.  The Company also acquired intangibles assets from an affiliated party of Mr. Surette, for 250,000 options at an exercise price of $0.35 valued at $76,309 of which compensation to Mr. Surette was expensed at $36,105 and the remainder was other assets of the Company.  Total of 400,000 options were granted for employment at an exercise price of $0.40 with a Black Scholes value of $119,391.  During the year ended September 30, 2010, Mr. Surette was being compensated at an annual salary of $120,000.

(2) Mr. Gorton received cash salary for $76,138 during the fiscal year ended September 30, 2010.

(3) Stock Options are awards from the 2009 and 2010 Incentive Stock Option plans and valued using the Black Scholes model.

Compensation Policy .  Our Registrant’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable our Registrant to achieve earnings and profitability growth to satisfy our stockholders. We must, therefore, create incentives for these executives to achieve both Registrant and individual performance objectives through the use of performance-based compensation programs. No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components . As an early-stage development company, the main elements of our compensation package consist of base salary, stock options and bonus.

Base Salary . As we continue to grow and financial conditions improve, these base salaries, bonuses and incentive compensation will be reviewed for possible adjustments. Base salary adjustments will be based on both individual and Registrant performance and will include both objective and subjective criteria specific to each executive’s role and responsibility with the Registrant.

Compensation of Directors

 At this time, directors receive no remuneration for their services as directors of the Registrant, nor does the Registrant reimburse directors for expenses incurred in their service to the Board of Directors.  The Registrant does not expect to pay any fees to its directors for the 2010 fiscal year.

Employee Agreements, Termination of Employment, and Change in Control Arrangements

Not applicable.

2009 Stock Incentive plan

 On March 11, 2009 we adopted the 2009 Stock Incentive Plan pursuant to which we are authorized to grant stock options to qualify as Incentive Stock Options, “ISO”, under Section 422 of the Internal Revenue Code, as amended, non-qualified options and stock appreciation rights to our employees, officers, directors and consultants.  The Registrant is authorized to grant options to purchase up to 1,000,000 shares of common stock under the Plan which as of December 14, 2009, options to purchase 748,500 shares of common stock remained available for future grant.  The Registrant intends that any grant, award or other acquisition of the Registrant’s securities pursuant to the Plan to any officer and/or director of the Registrant shall be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended. No participant may be granted ISOs under the Plan that would result in ISOs to purchase shares of Common Stock with an aggregate fair market value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by such Participant in any one calendar year.  The 2009 Plan shall be administered by a committee of the Board of Directors (the “Committee”).  The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its participants.

 2010 Equity Plan

 Immediately prior to the Closing, our Board and Stockholders approved and adopted the 2010 Equity Incentive Plan (the “2010 Plan”).   The 2010 Plan is intended to promote the interests of the Registrant by attracting and retaining exceptional employees, consultants, directors, officers and independent contractors (collectively referred to as the “Participants”), and enabling such Participants to participate in the long-term growth and financial success of the Registrant.  Under the 2010 Plan, the Registrant may grant stock options, which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Incentive Stock Options”), non-qualified stock options (the “Nonqualified Stock Options”), stock appreciation rights (“SARs”) and restricted stock awards (the “Restricted Stock Awards”), which are restricted shares of Common Stock (the Incentive Stock Options, the Nonqualified Stock Options, the SARs and the Restricted Stock Awards are collectively referred to as “Incentive Awards”). Incentive Awards may be granted pursuant to the 2010 Plan for 10 years from the Effective Date.

From time to time, we may issue Incentive Awards pursuant to the 2010 Plan. Each of the awards will be evidenced by and issued under a written agreement.  The Board reserved a total of 2,000,000 shares of our Common Stock for issuance under the 2010 Plan. If an incentive award granted under the 2010 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the Plan.  The number of shares subject to the 2010 Plan, any number of shares subject to any numerical limit in the 2010 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

Certain Relationships and Related Transactions

Currently, we have no independent directors on our Board of Directors, and therefore have no formal procedures in effect for reviewing and pre-approving any transactions between us, our directors, officers and other affiliates. We will use our best efforts to insure that all transactions are on terms at least as favorable to the Registrant as we would negotiate with unrelated third parties.

Litigation

There has not been any material civil, administrative or criminal proceedings concluded, pending or on appeal against SPI, Solar or their respective affiliates and principals.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Previous independent registered public accounting firm

On August 12, 2010 (the “Dismissal Date”), the Company advised R.R. Hawkins & Associates (the “Former Auditor”) that it was dismissed as the Company’s independent registered public accounting firm.  The decision to dismiss the Former Auditor as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors on August 12, 2010.  The reports of the Former Auditor on the Company’s financial statements for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended September 30, 2009 and 2008, and through the Dismissal Date, the Company has not had any disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the Former Auditor’s satisfaction, would have caused them to make reference thereto in their reports on the Company’s consolidated financial statements for such years.

During the years ended September 30, 2009 and 2008, and through the Dismissal Date, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has requested that Former Auditor furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of this letter was attached to the Form 8-K.

New independent registered public accounting firm

On August 12, 2010 (the “Engagement Date”), the Company engaged LL Bradford & Company LLC (“New Auditor”) as its independent registered public accounting firm for the Company’s fiscal year ended September 30, 2010. The decision to engage the New Auditor as the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors.

During the two most recent fiscal years and through the Engagement Date, the Company has not consulted with the New Auditor regarding either:

●  application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that the New Auditor concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

●  any matter that was either the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv) and the related instructions) or reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

Description of Securities

Common Stock
 Number of Authorized and Outstanding Shares.  The Registrant's Articles of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $.001 par value per share, of which 63,019,000 shares were outstanding on December 23, 2010.

Voting Rights.  Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of Common Stock outstanding will be able to elect all of the directors of the Registrant and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other.  No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Registrant, and no shareholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of the Registrant's common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, the Registrant's shareholders of common stock are entitled to dividends when, as and if declared by the Board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to shareholders. The Registrant does not anticipate declaring or paying any cash dividends on the common stock in the foreseeable future.

Preferred Stock
The Registrant's Certificate of Incorporation authorizes the issuance of 20,000,000  shares of “Blank Check” Preferred Stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Registrant's board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options
As of the Closing Date, there were no options outstanding to shares of Common Stock issued under the 2009 Incentive Plan (the “2009 Plan”).  The Registrant had previously issued 281,500 options under the 2009 Plan.  The holders of these options agreed to cancel all outstanding options.  As of September 30, 2010 the Registrant has issued 1,950,984 options under the 2010 Equity Plan, 545,551 which have been excercised and 262,280 which have been forfeited, leaving 1,143,153 exercisable as of September 30, 2010. Under the terms of the 2010 Plan, the Registrant may issue incentive awards that may include the issuance of an additional 2,000,000 shares of Common Stock.  The 2010 Plan was adopted by the Board and a majority of the Registrant’s stockholders in connection with the reverse merger.

Transfer Agent
Shares of Common Stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed. No transfer shall be registered unless the Registrant is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The Registrant's transfer agent for its Common Stock is OTR, INC. 1001 SW Fifth Avenue Suite 1550 Portland, Oregon 97204.

LEGAL MATTERS

The validity of Shares being offered by this Prospectus will be passed upon for SPI by the Law Offices of Stephen M. Fleming PLLC.

EXPERTS

The financial statements included in this Prospectus and in the Registration Statement have been audited by L.L. Bradford,& Company, LLC independent registered public accounting firm, to the extent and for the periods set forth in their reports, appearing in Appendix F to this Prospectus, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

SPI has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of SPI common stock being registered hereunder. This Prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement and the exhibits thereto, to which reference is hereby made. You should refer to the Registration Statement, including its exhibits and schedules, for further information about Solar, its common stock and the SPI stock being spun-off pursuant to this Prospectus.

You may read and copy the Registration Statement and the reports and other information SPI may in the future file at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. SPI’s future SEC filings will also be available to the public from commercial document retrieval services and at the Internet world-wide website maintained by the SEC at www.sec.gov.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized.  Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

Financial Statements
Solar Park Initiatives, Inc.
September 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Solar Park Initiatives, Inc.

We have audited the accompanying balance sheets of Solar Park Initiatives, Inc. (formerly Critical Digital Data, Inc.) (a development stage company) as of September 30, 2010 and January 31, 2010, and the related statements of operations, stockholders’ deficit, and cash flows for the eight months ended September 30, 2010, for the period from September 25, 2009 (inception) through January 31, 2010, and for the period from September 25, 2009 (inception) through September 30, 2010. Solar Park Initiatives, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Park Initiatives, Inc. as of September 30, 2010 and January 31, 2010, and the results of its operations and its cash flows for the eight months ended September 30, 2010, for the period from September 25, 2009 (inception) through January 31, 2010, and for the period from September 25, 2009 (inception) through September 30, 2010 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations since inception and needs additional capital to maintain operations and execute their business plan, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L.L. Bradford & Company, LLC
December 24, 2010
Las Vegas, Nevada

Solar Park Initiatives, Inc.
(f/k/a Critical Digital Data, Inc.)
A Development Stage Company
BALANCE SHEETS

	September 30, 2010	January 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$158	$17,877
Total current assets	158	17,877

Other assets	40,203	-

Fixed assets, net	9,306

Total assets	$49,667	$17,877

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$57,623	$-
Wages payable	25,000	40,143
Due to related party	32,202	-
Accrued expenses	5,898	7,097
Total current liabilities	120,723	47,240

Commitments and contingencies

Stockholders' deficit
Common stock, $0.001 par; 100,000,000 authorized
61,605,000 and 51,801,658 issued, respectively
60,905,000 and 51,801,658 outstanding, respectively	60,905	51,801
Paid-in capital	1,220,491	165,301
Common stock payable	1,754
Deferred compensation	(203,325)
Accumulated deficit	(1,150,881)	(246,465)
Total stockholders' deficit	(71,056)	(29,363)
Total liabilities and stockholders' deficit	$49,667	$17,877

The accompanying notes are an integral part of these financial statements.

Solar Park Initiatives, Inc.
(f/k/a Critical Digital Data, Inc.)
A Development Stage Company
STATEMENTS OF OPERATIONS

	For the Eight Months Ended September 30,	Inception to January 31,	Inception to date through September 30,
	2010	2010	2010

Revenues, net	$-	$-	$-
Cost of sales	-	-	-
Gross profit	-	-	-

Operating expenses
Selling, general and administrative	904,416	246,465	1,150,881
Total operating expenses	904,416	246,465	1,150,881

Loss from operations	(904,416)	(246,465)	(1,150,881)

Other income (expense)	-	-	-
Interest expense	-	-	-
Total other income (expense)	-	-	-

Loss before provision for income taxes	(904,416)	(246,465)	(1,150,881)
Provision for income taxes	-	-	-
Net loss	$(904,416)	$(246,465)	$(1,150,881)

Net loss per share – basic and diluted	$(0.02)	$(0.00)	$(0.02)

Weighted average shares outstanding – basic and diluted	53,857,637	51,805,658	57,746,109

The accompanying notes are an integral part of these financial statements.

Solar Park Initiatives, Inc.
(f/k/a Critical Digital Data, Inc.)
A Development Stage Company
STATEMENT OF STOCKHOLDERS’ DEFICIT

			Additional	Common			Total
	Common Stock		Paid-in	Stock	Deferred	Accumulated	Stockholders
	Shares	Amount	Capital	Payable	Compensation	Deficit	Equity

Balances, September 25, 2009, inception	-	$-	$-	$-	$-	$-	$-

Shares issued to SNRY for cash, Oct 15, 2009	34,996,768	34,996	(21,897)				13,099

Shares issued for services, Nov 10, 2009	16,136,969	16,137	(10,097)				6,040

Shares issued for private placement, Dec 12, 2009	667,921	668	99,332				100,000

Capital contribution in the form of debt extinguishment			97,963				97,963

Net loss						(246,465)	(246,465)

Balances, January 31, 2010	51,801,658	$51,801	$165,301	$-	$-	$(246,465)	$(29,363)

Shares issued for private placement, Feb 18, 2010	1,335,842	1,337	198,663				200,000

Options granted, April 30, 2010	-	-	297,450				297,450

Shares issued for reverse merger exchange	7,767,500	7,768	65,358				73,125

Exercised cashless options held by Company			(546)	546			-

Forgiveness of debt			77,534				77,534

Stock payable for services agreements			221,032	1,208	(222,240)		-

Deferred compensation expensed					18,915		18,915

Options issued for employment			119,391				119,391

Options issued for acquisition of other assets			76,309				76,309

Net loss						(904,416)	(904,416)

Balances, September 30, 2010	60,905,000	$60,905	$1,220,491	$1,754	$(203,325)	$(1,150,881)	$(71,056)

The accompanying notes are an integral part of these financial statements.

Solar Park Initiatives, Inc.
(f/k/a Critical Digital Data, Inc.)
A Development Stage Company
STATEMENTS OF CASH FLOWS

	For the Eight Months Ended September 30, 2010	For the period from September 25, 2009 (Inception) through January 31, 2010	For the period from September 25, 2009 (Inception) through September 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(904,416)	$(246,465)	$(1,150,881)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	846	-	846
Stock based compensation	544,987	18,639	563,626
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	-	-	-
Wages payable	62,390	40,143	102,533
Accounts payable	57,623	-	57,623
Due to related party	32,202	-	32,202
Accrued expenses	(1,199)	7,097	5,898
Net cash used by operating activities	(207,567)	(180,586)	(388,153)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of website assets	(10,152)	-	(10,152)
Net cash used by investing activities	(10,152)	-	(10,152)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placements	200,000	100,500	300,500
Proceeds from related party	-	112,963	112,963
Principal payments on notes payable - related party	-	(15,000)	(15,000)
Net cash provided by financing activities	200,000	198,463	398,463

Net increase (decrease) in cash and cash equivalents	(17,719)	17,877	158

Cash and cash equivalents at beginning of period	17,877	-	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$158	$17,877	$158

SUPPLEMENTAL DISCLOSURES

Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Capital contribution in the form of debt extinguishment	$77,533	$97,963	$175,496
Stock payable for deferred compensation	$1,754	$-	$1,754
Options granted for other assets and services	$40,203	$-	$40,203

The accompanying notes are an integral part of these financial statements.

Solar Park Initiatives, Inc.
(f/k/a Critical Digital Data, Inc.)
A Development Stage Company

Notes to Condensed Financial Statements
September 30, 2010

1.	Nature of Operations

Company Overview

Solar Park Initiatives, Inc., f/k/a Critical Digital Data, Inc. ( the “Company”, “us”, “our” or “we”), was incorporated in the State of Nevada as Critical Digital Data, Inc. as a for-profit company on May 2, 2008 and established a fiscal year end of September 30.  Prior to the Merger, the Company was a development stage company that intended to develop, launch and operate an online data storage service specifically for data preservation and disaster recovery.  As a result of the Merger with Solar Park Initiatives, Inc., privately owned Nevada corporation (“Solar Park”), we have adopted the business plan of Solar Park.

On July 12, 2010, the Company consummated an agreement to acquire all of the outstanding capital stock of Solar Park, in exchange for 31,449,016 shares of the Company’s common stock (“the CDIX Transaction”).  Prior to the CDIX. Transaction, the Company was a non-operating public shell company with no operations, nominal assets, accrued liabilities totaling $17,042 and 7,280,000 shares of common stock issued and outstanding; and Solar Park, was a professional services and project developing company.  The CDIX Transaction is considered to be a capital transaction in substance, rather than a business combination.  In as much, the CDIX Transaction is equivalent to the issuance of stock by Solar Park., for the net monetary assets of a non-operational public shell company, accompanied by a recapitalization.  CDIX issued 53,137,500 shares of its common stock for all of the issued and outstanding common stock of Solar Park. The accounting for the CDIX Transaction is identical to that resulting from a reverse acquisition, except goodwill or other intangible assets will not be recorded.  Accordingly, these financial statements are the historical financial statements of Solar Park.  Solar Park was incorporated in September 25, 2009.  Therefore, these financial statements reflect activities from September 25, 2009 (date of inception for Solar Park.) and forward.

2.	Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred losses from operations since our inception, and at the present time will need additional capital to maintain operations and execute our business plan.  As such, our ability to continue as a going concern is contingent upon us being able to secure an adequate amount of debt or equity capital to enable us to meet our cash requirements.  In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets, the competitive environment in which we operate and the current credit shortage facing worldwide markets.

Solar Park Initiatives will attempt to develop land in the United States and foreign markets for large utility scale solar photovoltaic (“PV”) projects.  The Company anticipates it will provide engineering, procurement of products and construction (“EPC”) via third party vendors including its sister company Solar Energy Initiatives, Inc.  The Company anticipates these projects will be funded through both third-party and government incentives, which it hopes to then sell the resultant electrical production to various utilities through a Power Purchase Agreement (“PPA”).  The Company expects to provide energy savings to commercial and municipality users without any out of pocket engineering, procurement or construction (“EPC”) costs to those users of energy.  In addition to being the Solar Project Developer (“SPD”) into the projects, Solar Park Initiatives will recognize energy sales over a 20-year period or longer.

Solar Park Initiatives, Inc., is a professional services and project developing firm providing renewable energy through photovoltaic (“PV”) and solar thermal technologies.  The Company intends to market its services in states where insolation (sunshine) is high, land is relatively inexpensive, and utility rates are high to compete with local utility rates.  The Company attempts to leverage its energy expertise, solar PV supplier relationships, and procurement processes to help businesses, municipalities and power companies maximize the possible energy savings coupled with reduced emissions enabled by the advent of this new generation source.

3.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company is currently a development stage enterprise reporting under the provisions of Accounting Standards Codification (“ASC”) 915, Development Stage Entity. These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Financial Instruments

The Company's financial instruments consist primarily of cash.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying financial statements arise from our belief that we will secure an adequate amount of cash to continue as a going concern, that our allowance for doubtful accounts is adequate to cover potential losses in our receivable portfolio, that all long-lived assets are recoverable. In addition, the determination and valuation of derivative financial instruments is a significant estimate. The markets for our products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realization of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible hat our estimates could change in the near term with respect to these matters.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Revenue Recognition

Construction Contracts

Revenue for construction contracts is primarily comprised of projects which are governed by customer contracts that require the Company to deliver functioning solar power systems and are generally completed within three to twelve months from commencement of construction.  The Company recognizes revenue from fixed price construction contracts using the percentage-of-completion method of accounting. Under this method, systems revenue arising from fixed price construction contracts is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs.

Incurred costs used in the Company’s percentage-of-completion calculation include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies and tools. Project material costs are included in incurred costs when the project materials have been installed by being permanently attached or fitted to the solar power system as required by the project’s engineering design.

In addition to a project deliverable, a limited number of arrangements also include multiple deliverables such as post-installation systems monitoring and maintenance. For contracts with separately priced monitoring and maintenance, the Company recognizes revenue related to such separately priced elements over the contract period. For contracts including monitoring and maintenance not separately priced, the Company determined that post-installation systems monitoring and maintenance qualify as separate units of accounting. Such post-installation monitoring and maintenance are deferred at the time the contract is executed and are recognized to revenue over the contractual term. The remaining revenue is recognized on a percentage-of-completion basis.

In addition, when arrangements include contingent revenue clauses such as penalty payments or customer termination or put rights for non-performance, the Company defers the contingent revenue until such time as the contingencies expire. In certain limited cases, the Company could be required to buy-back a customer’s system at fair value on specified future dates if certain minimum performance thresholds are not met for periods of up to two years. To date, no such repurchase obligations have been required.

Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable. Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

Maintenance services in the solar park projects:

Revenue for ongoing maintenance services in the solar park projects will be based upon services agreements and when the services are performed.
.
Fixed Assets

Equipment and improvements will be stated at cost less accumulated depreciation and amortization. Depreciation and amortization of equipment and improvements are provided over the estimated useful lives of the assets, or the related lease terms if shorter, by the straight-line method. Useful lives range as follows:

Category	Useful Lives
Computers and networks	3 years
Machinery and equipment	5-7 years
Furniture and fixtures	5-7 years
Office equipment	3-10 years
Website development costs	3 years
Leasehold improvements	Lesser of lease term or useful life of asset

Currently, the Company has the following depreciable fixed assets:

Website Development Costs	$10,152
Accumulated Depreciation	(846)
Fixed assets, net	$9,306

Land Development and Pre-Contract Costs

Certain specifically identifiable costs incurred in land development and pre-contract activities are capitalized in accordance with applicable accounting guidance. These costs include pre-construction costs essential to the development of the real estate, development costs, construction costs, permit and interconnection fees, interest costs, real estate taxes and other related costs incurred during the period of development. Determination of the probability of the Company acquiring real estate, or receiving a contract, involves a degree of management judgment. Only specifically identifiable costs incurred in land development and pre-contract activities related to projects that management believes it is probable the Company will acquire the real estate or receive the contract are capitalized; otherwise, such costs are expensed as incurred.

The Company evaluates its long-lived assets, including property, plant and equipment and other intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. Impairments are recognized based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

Stock-Based Compensation

The Company accounts for all compensation related to stock, options or warrants using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued based on recent sales of common stock or the value of the services, whichever is more readily determinable.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Basic and Diluted Net Loss per Share

Basic net loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding for the period. Fully diluted loss per share reflects the potential dilution of securities by including other potential issuances of common stock, including shares to be issued upon exercise of stock options and warrants, in the weighted average number of shares of common stock outstanding for a period and is not presented where the effect is anti-dilutive.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company maintains cash balances at a financial institution in Dallas Texas. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation up to $250,000. At times, balances may exceed federally insured limits. The Company has not experienced any losses in such accounts.

4.	Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (the “FASB”) issued amendments to the accounting standard addressing multiple-deliverable revenue arrangements. The amendments provide guidance in addressing how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how to allocate the consideration to each unit of accounting. In an arrangement with multiple deliverables, the delivered items shall be considered a separate unit of accounting if the delivered items have value to the customer on a standalone basis. Items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis; and if the arrangement includes a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and substantially in the control of the vendor. This amendment is effective for the Company on February 1, 2011. We are currently evaluating the impact of adopting these amendments on our financial statements.

In June 2009, the FASB issued the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative United States generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents were superseded and all other accounting literature not included in the Codification was considered non-authoritative.  While the adoption of the Codification as of January 31, 2009 and for the period then ended and all subsequent annual and interim periods changes how we reference accounting standards, the adoption did not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB issued the consolidation guidance for variable-interest entities to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance. These new standards will be effective for the Company in the first quarter of fiscal year 2011. We are currently assessing the potential impact, if any; these new standards may have on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing subsequent events. The amendments provide guidance on the definition of what qualifies as a subsequent event — those events or transactions that occur following the balance sheet date, but before the financial statements are issued, or are available to be issued — and requires companies to disclose the date through which subsequent events were evaluated and the basis for determining that date. This disclosure should alert all users of financial statements that a company has not evaluated subsequent events after that date in the set of financial statements being presented. The amendments require additional disclosures only, and did not have a material impact on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing debt securities. The amendments provide guidance in determining whether impairments in debt securities are other than temporary, and modify the presentation and disclosures surrounding such instruments. The adoption of these amendments did not have a material impact on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing fair value of financial instruments in interim reporting periods. The amendments provide guidance on the disclosure requirements about fair value of financial instruments in interim reporting periods. Such disclosures were previously required only in annual financial statements. The adoption of these amendments did not have a material impact on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing estimating fair value. The amendments provide additional authoritative guidance to assist both issuers and users of financial statements in determining whether a market is active or inactive, and whether a transaction is distressed. The adoption of these amendments did not have a material impact on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing intangibles, goodwill and other assets. The amendments provide guidance to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under U.S. GAAP. The adoption of these amendments did not have a material impact on our financial position, results of operations or cash flows.

At inception, we adopted amendments to the accounting standard addressing derivatives and hedging. The amendments change the disclosure requirements for derivative instruments and hedging activities, requiring enhanced disclosures about how and why an entity uses derivative instruments, how instruments are accounted for under U.S. GAAP, and how derivatives and hedging activities affect an entity’s financial position, financial performance and cash flows. The adoption of these amendments required additional disclosure only, and therefore did not have an impact on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

5.	Commitments and Contingencies

Operating Leases

Following the Merger, our address will be 818 A1A North, Suite 202, Ponte Vedra Beach, Florida 32082 comprised of 500 square feet under a month to month lease which expires on June 30, 2011 at a monthly rental of $1,000, with 0% annual increases on each.

6.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following during 2010:

	September 30	January 31
Accounts payable	$57,623	$-
Due to related party	32,202	-
Salaries and taxes payable	30,898	47,240
Total	$120,723	$47,240

7.	Acquisition of other assets

The Company acquired other assets in September 2010 in the amount of $40,263 and evaluates these assets with finite lives for impairment.

On September 20, 2010, the Company entered into and closed  an Asset Purchase Agreement (the “Maple Leaf APA”) with Maple Leaf Renewables Group, Inc. (“Maple Leaf”) pursuant to which the Company acquired the rights to various solar park development projects that Maple Leaf was in the process of developing (the “Maple Leaf Assets”).   Mr. Surette, the Company’s Chief Executive Officer and Chief Financial Officer was also the majority stockholder, director and executive officer of Maple Leaf.

In consideration for the purchase and sale of the Maple Leaf Assets, the Company assumed various liabilities and issued Mr. Surette the following common stock purchase warrants:

·   common stock purchase warrant to acquire 250,000 shares of common stock on a cashless basis at an exercise price of $0.35 per share for a period of five years.

·   stock options to acquire 375,000 shares of common stock on a cashless basis at an exercise price of $0.35 per share for a period of five years, which shall vest upon the Company executing a power purchase agreement equal to or in excess of four megawatts.

·   Stock options to acquire 375,000 shares of common stock on a cashless basis at an exercise price of $0.35 per share for a period of five years, which shall vest upon the Company executing an additional power purchase agreement equal to or in excess of four megawatts.

8.	Stockholders' Deficit

Common Stock

The authorized capital includes 100,000,000 shares of common stock, $0.001 par value per share. There are 61,605,000 shares of common stock issued and outstanding as of September 30, 2010 reflecting the reverse merger and pro-rata adjustments.

On October 29, 2009, the Board of Directors of the Company voted to increase its authorized capital stock from 100 common shares to 100,000,000 common shares, $0.001 par value per share.
In October 2009 the Company issued 34,996,768 to the SNRY for cash totaling $500 and services totaling $12,599.

In November 2009 the Company issued 16,136,969 shares to officers, employees, board members and consultants for services valued at $6,040.

During the period ended January 31, 2010, there was a private placement for the sale of units at $0.40 made up of one share of common stock and one common stock purchase warrant with an exercise price of $1.20.

In December 2009, 250,000 units for 667,921 shares of common stock and 667,921 common stock purchase warrants were issued in this private placement for $100,000.

In February 2010, there was a private placement of 500,000 units at a price of $0.15 for 1,335,842 shares of common stock and 1,335,842 common stock purchase warrants with an exercise price of $0.45, were issued in this private placement for $200,000.

During the period, as part of an on going reverse merger with Solar Park, Solar Park forward split its shares of common stock on a 1:1.5812 and increased all shareholders on a pro-rata basis.  Solar Park also granted 2,620,604 stock options exercisable at $0.40 with a five year vesting schedule.  Value of these options:  using a Black-Scholes valuation, with an exercise price of $0.40, a volatility based on public industry companies of 80% and with an average of a 2.5 year life and estimated discount rate of 1.5%, was $297,450.

On July 13, 2010, the Company acquired Solar Park pursuant to an Agreement and Plan of Merger and Reorganization (the “Agreement”) with Solar Park and Solar Park Acquisition Corp., a Nevada corporation (“Acquisition Subsidiary”) (the “Merger”).  On the Closing Date, the Company acquired all of the issued and outstanding shares of common stock, $0.001 par value per share, of Solar Park from the holder’s of Solar Park (the “Solar Park Shareholders”) in exchange for an aggregate of 53,137,500 (post-split) newly issued shares (the “Exchange or Merger Shares”) of common stock, $0.001 par value per share (the “Common Stock”).  As a result of the Merger, Solar Park Shareholders surrendered all of their issued and outstanding common stock of Solar Park in consideration for the Merger Shares and Solar Park became a wholly-owned subsidiary of the Registrant.

On July 13, 2010 the Registrant maintained 487,500 shares of restricted common stock and there were 7,280,000 shares in public ownership.

In July 2010 the Company entered into a services agreement for 100,000 shares of common stock for 12 months of service for a value of $15,000 currently in stock payable and deferred compensation as of September 30, 2010.

On August 1, 2010 Mr. Surette was granted 400,000 fully vested common stock purchase options with an exercise price of $0.40 for a black-scholes value of $119,391 based on 5 year term with a volatility of 100% and a discount of 1.5%.

In August 2010 the Company entered into a services agreement for 108,000 shares of common stock for 12 months of service for a value of $57,240 currently in stock payable and deferred compensation as of September 30, 2010.

In September 2010 the Company entered into a services agreement for 1,000,000 shares of common stock for 24 months of service for a value of $150,000 currently in stock payable and deferred compensation as of September 30, 2010.

During September 2010 there were 545,551 cashless stock options exercised and remained as common stock payable as of September 30, 2010.

As of September 30, 2010 Solar Energy Initiatives, Inc., the majority owner, retained ownership of 56.8% as the controlling interest in the Company.

Private Placement Warrants

As of September, 2010, warrants to purchase 667,921 and 1,335,842 of our common stock were granted in connection with the private placements as discussed above and as follows:

Number of Shares of Common Stock	Exercise Price	Expiration Date

667,921	$0.45	December-11
1,335,842	$0.45	February-11

Following is a summary of the options outstanding as of September 30, 2010 and 2009 and the related activity:

	2010	2010 Weighted Average Exercise Price	2009	2009 Weighted Average Exercise Price
Outstanding at beginning of year	-	$-	-	$-
Options issued	1,950,984	0.40-	-	-
Options exercised	(545,551)	0.0-	-	-
Options forfeited	(262,280)	0.40-	-	-
Options expired	-	-	-	-

Outstanding at end of year	1,143,153	$0.40	-	$-

Exercisable at end of year	1,143,153	$0.40	-	$-

Stock Options - The Company has estimated the fair value of its option awards granted after September 25, 2010 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes-Based Option Valuation Assumptions	2010	2009
Fair value of options granted during the period	$416,841	$-
Expected term (in years)	5	-
Expected volatility	90%	-
Weighted average volatility	90%	-
Expected dividend yield	-	-
Risk-free rate	1.5%	-

9.	Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.  The Company has provided a full valuation of deferred taxes as of September 30, 2010.  The Company has an estimated net operating loss of approximately $1,150,000.

10.	Subsequent Events

During October 2010 Solar Energy Initiatives, Inc (SNRY) announced that Solar Park Initiatives, Inc. (SOPV) will file a registration statement during the fourth quarter of 2010 with the U.S. Securities and Exchange Commission (SEC), which will enable SNRY to distribute SOPV shares upon being declared effective.  Under the spin-off agreement, Solar Energy Initiatives' shareholders as of market close on December 1, 2010 will receive one share of Solar Park Initiatives for every two shares of Solar Energy Initiatives that they own. Upon the Registration Statement being declared effective by the SEC, Solar Energy Initiatives will distribute the shares of Solar Park Initiatives common stock to SNRY stakeholders.

During October 2010 the Company issued 100,000 Rule 144 restricted shares for consulting services as deferred compensation for services through 2011 for a total value of $15,000 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 64,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $12,274.

During October 2010 the Company issued 98,517 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $18,895 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 250,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $47,948 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 197,034 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $37,790 and a stock payable as of September 30, 2010.

During November and December 2010 the Company is negotiating cancellations of 7,247,972 of common stock with share holders based upon agreements with those shareholders.

During November 2010 the Company issued 700,000 Rule 144 restricted shares for consulting services for fiscal year 2011 for a total value of $252,000.

During November 2010 the Company issued 1,000,000 Rule 144 restricted shares for common stock payable for consulting services for two years of service and payable as of September 30, 2010.

During December 2010 Mr. Dodak and Mr. Fann resigned as directors on the Board and Mr. Surette was appointed to the Board as Chairman.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Nevada laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$258
Printing Expenses	$2,000
Audit/Administrative Fees and Expenses	$15,000
Blue Sky Fees/Expenses	$1,000
Legal Fees/Expenses	$25,000
Transfer Agent Fees	$5,000
TOTAL	$48,258

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

During October 2010 the Company owes stock payable of 108,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 and 2011 for a total value of $57,240 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 100,000 Rule 144 restricted shares for consulting services for fiscal year 2011 for a total value of $15,000 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 64,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $12,274.

During October 2010 the Company issued 98,517 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $18,895 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 250,000 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $47,948 and a stock payable as of September 30, 2010.

During October 2010 the Company issued 197,034 Rule 144 restricted shares for consulting services for the eight-month period ending September 30, 2010 under cashless option agreements expensed during the current year based upon black scholes calculation of $37,790 and a stock payable as of September 30, 2010.

During November 2010 the Company issued 700,000 Rule 144 restricted shares for consulting services for fiscal year 2011 for a total value of $252,000.

During November 2010 the Company issued 1,000,000 Rule 144 restricted shares for common stock payable for consulting services for two years of service and payable as of September 30, 2010 for a total value of $150,000.

The above securities were offered and sold to the above shareholders in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act. The shareholders are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ITEM 27.   EXHIBITS.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger and Reorganization  by and among  Critical Digital Data, Inc., Solar Park Acquisition Corp., a Nevada corporation and Solar Park Initiatives, Inc., a Nevada corporation, dated July 6, 2010. (2)

3.1	Certificate of Incorporation.(1)

3.2	By-Laws. (1)

3.3	Certificate of Amendment of Articles of Incorporation of Critical Digital Data, Inc. (2)

3.4	Articles of Merger of Solar Park Initiatives, Inc. and Solar Park Acquisition Corp. (2)

4.1	Stock Purchase Warrant to acquire 250,000 shares issued to David J. Surette (3)

4.2	Stock Option Agreement to acquire 375,000 shares issued to David J. Surette (3)

4.3	Stock Option Agreement to acquire 375,000 shares issued to David J. Surette (3)

5.1	Opinion of Law Offices of Stephen M. Fleming PLLC (5)

10.1	Asset Purchase Agreement with Maple Leaf Renewables Group, Inc.(3)

10.2	2010 Equity Incentive Plan (2)

21.1	List of Subsidiaries (4)

23.1	Consent of LL Bradford & Company LLC

23.2	Consent of Law Offices of Stephen M. Fleming PLLC (see Exhibit 5.1).

(1) Incorporated by reference to the Form S-1 Registration Statement filed with the Securities Exchange Commission on December 10, 2008.

(2) Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on July 19, 2010.

(3) Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on September 24, 2010.

(4) Incorporated by reference  to the Form 10-K Annual Report filed with the Securities and Exchange Commission on December 28, 2010.

(5) Incorporated by reference to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on December 29, 2010.

ITEM 28.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)   Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 ;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ponte Vedra Beach, Florida on  January 19, 2011.

SOLAR PARK INITIATIVES, INC.

By:	/s/ David J. Surette
David J. Surette
CEO, CFO and Director (Principal Execuive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated on  January 19, 2011:

Signature	Title	Date

/s/ David J. Surette	Chairman, CEO & CFO	Jamuary 19, 2011
David J. Surette

/s/ Everett Airington	Director	Jamuary 19, 2011
Everett Airington

/s/ Pierre Besuchet	Director	Jamuary 19, 2011
Pierre Besuchet

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